Exhibit 23.1

Consent of J.H. Cohn LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ANADIGICS, Inc. of our report dated February 27, 2007, with respect to the consolidated balance sheet of ANADIGICS, Inc. as of December 31, 2006 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the two year period then ended and the information for each of the years in the two year period then ended included in the related financial statement schedule of ANADIGICS, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ J.H. Cohn LLP

Roseland, New Jersey
May 30, 2008